Exhibit 99.1

urban-gro, Inc. Reports Record Second Quarter 2021 Financial Results and Provides Full Year 2021 Guidance

●	Record revenues in Q2 2021 of $12.8 million compared to revenues of $4.0 million in Q2 2020, an increase of $8.8 million, or 220%
●	Record Net Income of $1.3 million, compared to a net loss of ($1.6) million in Q2 2020
●	Record Adjusted EBITDA of $0.6 million in Q2 2021 compared to $0.5 million in Q1 2021 and a negative ($0.3) million in Q2 2020
●	Achieved record project backlog of contractually committed equipment orders with deposits received of $27.9 million at the end of Q2 2021, an increase of $12.7 million, or 84% from the end of Q1 2021
●	Balance sheet remains strong with $50.4 million in cash and cash equivalents and $0 in debt
●	2021 revenue guidance of $54-$59 million and Adjusted EBITDA guidance of $4-$5 million
●	Company to host a conference call and audio webcast on Wednesday, August 11 at 4:15 PM ET

LAFAYETTE, Colo. Aug. 11, 2021 — urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities, today reported record financial results with record revenues, the 4th consecutive quarter of positive Adjusted EBITDA, overall positive net income for the first time, and a significant increase in project backlog for its second quarter ended June 30, 2021.

Bradley Nattrass, Chairman and CEO, commented, “I am excited that we achieved positive net income for the first time in our company’s 8-year history. Our backlog of signed contracts continues to build, which demonstrates a strong runway for the 2nd half of the year. With the completed acquisition of MJ12 Design Studio which now establishes urban-gro as the only fully integrated architectural, engineering and cultivation systems integration company in the industry, we anticipate that the incremental projects and cross-selling opportunities will drive further high margin revenues and profits to the business.”

Mr. Nattrass further stated, “urban-gro is in the strongest position in its history to provide customers with the expertise and speed to market required in a quickly evolving and expanding global marketplace. I am thrilled with the depth and breadth of our teams, and I believe that the accretive addition of the MJ12 Design Studio team strengthens that further.”

Dick Akright, Chief Financial Officer added, “With a solid balance sheet representing a strong liquid cash position and no debt as well as trailing twelve months revenue of $42 million, we are extremely pleased to see our 2nd consecutive quarter of positive income from operations and to achieve profitability for the first time. Given these factors and our continued momentum, we believe strongly in the current and future value of our company and have repurchased approximately 400,000 of our shares through the end of Q2 2021 at an average price of approximately $8.63.”

Second Quarter and First Half 2021 Highlights and Comparisons:

●	In the second quarter 2021, urban-gro achieved profitability, generating net income of $1.3 million, or $0.11 per share, compared to a net loss of ($1.6) million in Q1 2021 or ($0.20) per share, and a net loss of ($1.6) million in Q2 2020 or ($0.33) per share, which is a year-over-year improvement of $2.9 million, driven by increased revenues, gross profits and debt forgiveness.
●	Record revenue of $12.8 million in Q2 2021 compared to $12.0 million in Q1 2021 and $4.0 million in Q2 2020, an increase of $8.8 million year over year, or 220%.
●	Record Adjusted EBITDA of $0.6 million in Q2 2021 compared to $0.5 million in Q1 2021 and a negative ($0.3) million in Q2 2020.
●	Record income from operations of $0.2 million in Q2 2021, compared with negative ($0.9) million in Q2 2020.
●	As of June 30, 2021, the Company has backlog (contractually committed equipment orders with deposits received) of $27.9 million, up from $15.2 million at the end of Q1 2021 and $14.6 million at the end of 2020.
●	In the first half of 2021, revenues increased to $24.9 million, up 201% from $8.3 million in the first half of 2020, Adjusted EBITDA grew $2.3 million to $1.1 million from a negative ($1.2) million, and income from operations grew $2.7 million to $0.4 million from a loss of ($2.3) million.

Full Year 2021 Guidance

The Company anticipates full year results in the following range:

●	2021 full year revenue guidance of $54 to $59 million
●	2021 full year Adjusted EBITDA guidance of $4 to $5 million

Company Highlights

●	Completed the acquisition of MJ12 Design Studio, creating the horticulture industry’s first fully integrated architecture, engineering and cultivation systems integration company.
●	Signed additional contracts in Q2 for engineering and design services in Europe.
●	Signed multiple engineering contracts for food-focused vertical farm facilities in North America.

Conference Call Details

urban-gro will host a conference call and live audio webcast to discuss the operational and financial results today, August 11, 2021 at 4:15 PM ET. Interested participants and investors may access the conference call by dialing (201) 689-8567. The live webcast will be accessible on the Events page of the Investors section of the urban-gro website, urban-gro.com, and will be archived for 90 days following the event.

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc., determined in accordance with GAAP, excluding the effects of certain operating and non-operating expenses including, but not limited to, interest expense, depreciation of tangible assets, amortization of intangible assets, impairment of investments, unrealized exchange losses, debt forgiveness, and stock-based compensation that we do not believe reflect our core operating performance. We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure, and it is not a substitute for net income (loss), income (loss) from operations, cash flows from operating activities or any other measure prescribed by GAAP.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. We believe that Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance.

There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business.

urban-gro, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Equipment systems	$12,179,316	$3,108,162	$23,524,066	$6,589,747
Consumable products	363,574	270,434	792,667	635,186
Services	288,407	626,668	548,920	1,041,334
Total Revenue	12,831,297	4,005,264	24,865,653	8,266,267

Cost of Revenue	9,908,913	2,811,812	19,302,626	5,959,327
Gross profit	2,922,384	1,193,452	5,563,027	2,306,940

Operating expenses:
General and administrative	2,400,828	1,560,499	4,597,835	3,655,907
Stock-based compensation	299,602	559,904	590,407	992,549
Total operating expenses	2,700,430	2,120,403	5,188,242	4,648,456

Income (loss) from operations	221,954	(926,951)	374,784	(2,341,516)

Non-operating income (expenses):
Interest expense	(4,624)	(365,709)	(322,067)	(664,343)
Interest expense – beneficial conversion of notes payable	-	-	(636,075)	-
Loss on extinguishment of debt	-	-	(790,723)	-
Impairment of investment	-	(310,000)	-	(310,000)
PPP Loan Forgiveness	1,032,316		1,032,316
Other income	7,798	32,690	10,626	50,258
Total non-operating income (expenses)	1,035,490	(643,019)	(705,923)	(924,085)

Income (loss) before income taxes	1,257,444	(1,569,970)	(331,138)	(3,265,601)

Income tax expense (benefit)	-	–	-	–
Net income (loss)	$1,257,444	$(1,569,970)	$(331,138)	$(3,265,601)

Comprehensive income (loss)	$1,257,444	$(1,569,970)	$(331,138)	$(3,265,601)

Earnings (loss) per share:
Earnings (loss) per share - basic	$0.11	$(0.33)	$(0.03)	$(0.69)
Earnings (loss) per share - dilutive	$0.11	$(0.33)	$(0.03)	$(0.69)

Weighted average share - basic	11,220,580	4,792,462	9,535,630	4,765,047
Weighted average shares - dilutive	11,725,282	4,792,462	9,535,630	4,765,047

The following table reconciles net loss attributable to the Company to Adjusted EBITDA for the periods presented:

	Three months Ended June 30,		Six months Ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$1,257,444	$(1,569,970)	$(331,138)	$(3,265,601)
Interest expense	4,624	365,709	322,067	664,343
Interest expense – BCF	–	–	636,075	–
Loss on extinguishment of debt	–	–	790,723	–
Stock-based compensation	299,602	559,904	590,407	992,549
Impairment of investment	–	310,000	–	310,000
Depreciation and amortization	53,941	59,396	109,626	120,411
PPP Loan forgiveness	(1,032,316)	-	(1,032,316)	-
Adjusted EBITDA	$583,295	$(274,961)	$1,085,444	$(1,178,298)

About urban-gro, Inc.

urban-gro, Inc. (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration company for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet, we engineer, design and integrate complex environmental equipment systems into high-performance facilities.

Once operational, urban-gro’s gro-care® Managed Services Platform leverages the company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations.

Visit urban-gro.com to discover how we help you gro plants and gro profits.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2021. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

urban-gro Investor Relations

Dan Droller

EVP Corporate Development

urban-gro, Inc.

720-390-3880

investors@urban-gro.com

Media Contact:

Stan Wagner

Managing Director

Maverick Public Relations

303-618-5080

stan@themaverickpr.com